                                                                    Exhibit 99.1



                                                          NEWS RELEASE

For Immediate Release


               NCO GROUP ANNOUNCES REFINANCING OF CREDIT FACILITY


HORSHAM, PA, August 18, 2003 - NCO Group, Inc. ("NCO" or the "Company")
(Nasdaq: NCOG), a leading provider of accounts receivable management and collection services, announced today that it has refinanced its credit facility with Citizens Bank of Pennsylvania, Wachovia Bank, N.A. and other participating lenders. The new credit facility is structured as a $50 million revolving credit facility and a $150 million term loan. The amendment extends the maturity date from May 20, 2004 until March 15, 2006.

NCO is required to make quarterly repayments of $6.25 million beginning on September 30, 2003, and continuing until the maturity date. The remaining balance outstanding under the term loan will become due on the maturity date. The balance under the revolving credit facility will also become due on the maturity date.

At the option of NCO, the borrowings bear interest at a rate equal to either Citizens Bank's prime rate plus a margin of 0.75 percent to 1.25 percent, which is determined quarterly based upon NCO's consolidated funded debt to earnings before interest, taxes, depreciation, and amortization ("EBITDA") ratio, or the London InterBank Offered Rate ("LIBOR") plus a margin of 2.25 percent to 3.00 percent depending on the Company's consolidated funded debt to EBITDA ratio. NCO is charged a fee on the unused portion of the credit facility ranging from 0.375 percent to 0.500 percent depending on NCO's consolidated funded debt to EBITDA ratio.

Commenting on the refinancing, Steven L. Winokur, Executive Vice President of Finance, Chief Financial Officer, and Chief Operating Officer of Shared Services, stated, "We were very pleased by the overwhelming response we received from our legacy bank group as well as the newer banks. The commitments we received exceeded our expectations and showed the banking community's strong confidence in NCO as we move forward. We look forward to continuing and expanding the robust relationship we have developed with our bank group through the maturity of our current financing and as we develop our financing needs into the future."

NCO Group, Inc. is the largest provider of accounts receivable collection services in the world. NCO provides services to clients in the financial services, healthcare, retail and commercial, utilities, education, telecommunications, and government sectors.

For further information:

At NCO Group, Inc.                      At FRB / Weber Shandwick
Michael J. Barrist,                     Joe Calabrese (General) - (212) 445-8434
Chairman and CEO                        Nicole Engel (Analysts) - (212) 445-8452
Steven L. Winokur,
EVP of Finance, CFO,
and COO of Shared Services
(215) 441-3000
www.ncogroup.com
                        ________________________________